Exhibit 10.53
ADDENDUM TWO
TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
     This ADDENDUM TWO TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum”) is dated effective as of January 17, 2007, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”), and SUNRISE HOSPITAL MEDICAL CENTER, LLC, d/b/a as Sunrise Hospital Medical Center, [a Nevada corporation] (“Medical Center”), with reference to the following recitals:
Recitals:
     A. On January 8, 2001, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit, which Lease Agreement was amended by a certain Addendum dated June 3, 1999 (such Lease Agreement, as amended by such Addendum, is referred to herein as the “Lease”);
     B. Section 8 of the Lease obligates Medical Center to provide properly trained professional, technical and support personnel (including, without limitation, physicists) for the proper performance of Gamma Knife procedures utilizing the Equipment.
     C. Medical Center has requested GKF to provide the services of a medical radiation physicist, and GKF is willing to provide such personnel on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Agreement:
     1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.
     2. Provision of a Medical Radiation Physicist.
          a. For so long as GKF is under contract with a medical radiation physicist (a “Physicist”) to provide the services set forth in Exhibit A (Specification) attached hereto (the “Services”), and said physicist is available to provide the services, GKF shall make available such Physicist to Medical Center to provide the services. The Services shall be performed at the Site. Medical Center and the physicians performing the Gamma Knife radiosurgery procedure shall have sole responsibility to supervise and direct the Physicist.
          b. Physicist shall only perform Services as, when and if requested by Medical Center, which request shall be made telephonically or in writing not less than ten (10) days in advance of the date the Services are requested, unless days of advance notice is mutually agreed to by both parties.

          c. Medical Center shall have sole responsibility to credential the Physicist to provide the Services at the Facility, and to verify that Physicist is in compliance with all state and regulatory requirements in connection therewith.
          d. Medical Center agrees to reimburse GKF at the per case rates shown in Exhibit B (Rates) attached hereto, which rates shall be subject to increase by the amount of any increase to GKF’s costs. GKF shall submit a detailed invoice to Medical Center on a monthly basis for Services rendered, and such invoices shall be payable within ten (10) days following receipt.
          e. As GKF is making the Physicist available to Medical Center as provided herein only as an accommodation to Medical Center, Medical Center shall release, defend, indemnify, protect and hold harmless GKF, its officers, directors, managers, members, affiliates, employees and agents, and each of them, from any and all liability, obligation, damage, loss, cost, claim or demand whatsoever of any kind or nature, including reasonable attorney’s fees, and costs arising directly or indirectly from action taken or omissions made by Physicist in the provision of Services. This Section shall survive the termination of this Agreement.
          f. Nothing set forth herein shall (i) relieve or release Medical Center of its obligation under the Lease to provide properly trained professional, technical and support personnel (including, without limitation, physicists) for the proper performance of Gamma Knife procedures utilizing the Equipment; and/or (ii) obligate GKF to furnish a Physicist to Medical Center except on the terms set forth herein.
     3. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.
     4. Full Force and Effect. Except as amended by this Addendum, all of the terms and provisions of the Lease, including without limitation, the amount of the Lease Payments, shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first written above.

GK FINANCING, LLC		SUNRISE HOSPITAL AND MEDICAL CENTER

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Steve Otto

Name:	Ernest A. Bates, M.D.	Name:	Steve Otto
Title:	Policy Committee Member	Title:	Chief Operating Officer and
Interim Chief Executive Officer

Exhibit A
SERVICES
Gamma Knife radiosurgery:
•	Perform stereotactic treatment planning for Gamma Knife radiosurgeries.

•	Operate GK unit during treatment. Assure that all treatment parameters are set correctly and documented.

•	Calibrate and perform quality assurance on Gamma Knife unit as required by state law and JCAHO (daily, monthly, and annual schedule).

•	Work with client to select optimum imaging parameters (MRI, CT and/or angiography) appropriate to each case.

•	Interface with physicians (radiation oncologists and neurosurgeons) to provide necessary physics information for their treatment decisions.

Exhibit B
RATES
The following fees shall apply:
•	Gamma Knife stereotactic radiosurgery case rate: * per case (multiple fraction cases will be counted as a single case)

•	Monthly Gamma Knife calibration is included in the per case rate so long as at least one (1) case is performed in any month.

•	Annual Gamma Knife calibration and submission of quality controls (one-time annual fee): *
The foregoing fees include all expenses and fees associated with procedures, travel and accommodations during scheduled visits.